Exhibit 10.61

Execution Copy

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Share Purchase Agreement

RELATING TO THE SALE AND PURCHASE OF ALL SHARES

IN

DuoCort Pharma AB

BETWEEN

DuoCort AB

(as the Seller)

AND

Goldcup 6975 AB

(as the Buyer)

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Table of Contents

1.	Definitions	3

2.	Sale and purchase of Shares	9

3.	Purchase Price and payment	9

4.	Conduct of business until Closing	12

5.	Closing Actions	12

6.	Representation and warranties of the Seller	14

7.	Representations and warranties of the Buyer	22

8.	Representations and warranties exclusive, etc.	22

9.	Remedies, limitations and exclusions	23

10.	Post Closing obligations	25

11.	Announcements and confidentiality	27

12.	Covenants	27

13.	Notices	28

14.	Costs	30

15.	Miscellaneous	30

16.	Disputes and Governing law	30

Appendices

Appendix 3.2	Preliminary Net Debt/Estimated Working Capital

Appendix 3.11(c)	Calculation of APP2

Appendix 5.1(e)	Waiver Galenica

Appendix 5.1(g)	Swedish pharmaceutical insurance

Appendix 5.2(d)	Parent Company Guarantee

Appendix 6.5(a)	Proprietary Rights

Appendix 6.5(c)	Proprietary Know-How

Appendix 6.6(b)	Excluded assets

Appendix 6.7(b)	Lease agreements

Appendix 6.7(c)	Excluded premises

Appendix 6.8	Employees and consultants

Appendix 6.9(a)	Insurance policies

Appendix 6.9(b)	Potential insurance claims

Appendix 6.10	Material Contracts

Appendix 6.11	Permits

Appendix 6.14	Relationship with the Seller

Appendix 9.5(a)	Data Room Information (separate DVD)

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Share Purchase Agreement

Parties

(1)	DuoCort AB, a Swedish limited liability company with corporate ID no 556580-2864 having its registered address at Kullagatan 8-10, 252 20 Helsingborg, Sweden (the “Seller”); and

(2)	Goldcup 6975 AB, a Swedish limited liability company with corporate ID no 556863-6350, having its registered address at c/o Advokatfirma DLA Nordic KB, Attn: Anders Malmström; Box 7315, 103 90 Stockholm (the “Buyer”).

The parties under (1) and (2) are collectively referred to as the “Parties” and individually as a “Party”.

Whereas;

(A)	All of the outstanding shares in the Company are owned by the Seller;

(B)	The Company is engaged in the business of developing drugs for the treatment of adrenal insufficiency and, in particular, a once-daily hydrocortisone tablet for adrenal insufficiency which have the effect of improving and simplifying cortisol replacement therapy for patients with adrenal insufficiency;

(C)	ViroPharma is international biopharmaceutical company, committed to focusing on commercialisation and development programs on products that are directed towards serious unmet medical needs on a secure platform of administrative know how; and

(D)	The Seller desires to sell and the Buyer desires to acquire the Company and, therefore, the Parties have agreed on a transaction by which the Buyer will acquire all Shares in the Company from the Seller on the terms set out in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows.

1.	Definitions

1.1	In this Agreement (unless otherwise provided):

1.2	references to this Agreement or any other document shall be construed as references to this Agreement or that other document as amended, varied, or supplemented from time to time;

1.3	words importing the singular shall include the plural and vice versa; and

1.4	reference to any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

1.5	Unless the context otherwise requires, the following terms shall have the following meanings in this Agreement, or are defined in the Sections of this Agreement referred to:

“Accounting Principles”	means the accounting principles which are in accordance with applicable laws and generally accepted accounting principles in Sweden, as applied by the Company on a consistent basis;

“Accounts”	means the audited balance sheet and the audited profit and loss account of the Company, the management report (Sw. förvaltningsberättelse) and statements from the auditor of the Company for fiscal year ended as of the Accounts Date;

“Accounts Date”	means 31 December 2010;

“Acquisition Proposal”	means any ****;

“Acquisition Transaction”	means ****;

“Additional Permits”	Section 6.11;

“Affiliate”	means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

“Agreement”	means this share purchase agreement, including all Appendices, as it may be amended from time to time in accordance with its terms;

“Anti-Money Laundering Laws”	Section 6.11(f);

“APP1”	Section 3.10;

“APP2”	Section 3.11;

“APP3”	Section 3.12;

“Audit Period”	Section 3.11(b);

“Business Day”	means a day (other than a Saturday or Sunday) when banks in Sweden and New York are open for business;

“Closing”	means the completion of the Closing Actions;

“Closing Actions”	means the actions of the Seller set forth in Section 5.1 and the actions of the Buyer set forth in the Section 5.2, unless otherwise agreed in the Closing Minutes;

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

“Closing Balance Sheet”	Section 3.4;

“Closing Date”	Section 2.2;

“Company”	means DuoCort Pharma AB, a Swedish limited liability company with corporate ID no 556734-4006, having its registered address at Kullagatan 8, 252 20 Helsingborg, Sweden;

“Customers”	means third-party wholesalers, Distributors, pharmacies, hospitals and prescribing doctors (but shall exclude Affiliates of Buyer and Permitted Sellers);

“Deductible”	Section 9.3;

“Distributor”	means any third party authorized by Buyer or its Affiliates or Permitted Sellers to distribute the Product to wholesalers, pharmacies, hospitals and prescribing doctors (but shall exclude Licensees and Sublicensees);

“Due Diligence Information”	means the information disclosed to the Buyer and its advisers in the electronic data room serviced by Merrill DataSite under the project name Diana, all of which have been captured on two identical sets of DVDs of which the Parties have taken, or will at Closing take, one each and enclosed to this Agreement as Appendix 9.5(a);

“Encumbrance”	means any pledge, mortgage, option, retention of title, right of pre-emption, right of first refusal or third party rights or security interest of any kind;

“FDA Approval”	means such approval by the US Food and Drug Administration allowing the Company and/or Buyer or its Affiliates to market and sell the Product in the United States;

“Final Working Capital”	means the Working Capital as of the Closing as determined between the parties subsequent to Closing pursuant to Sections 3.4 – 3.7 below;

“Fixed Purchase Price”	Section 3.1;

“Fundamental Warranties”	Section 9.4;

“Intellectual Property Rights”	means inventions, patents, patent applications, technologies, Know-How, trade secrets, designs, copyrights (including copyrights in software), database rights, trademarks, domain names, trade names and other types of intellectual property rights, whether registered or not, including all rights to file applications etc. and rights to sue or recover and retain damages for such rights;

“Interim Accounts”	mean the unaudited balance sheet and the unaudited profit and loss account of the Company for period as from the Accounts Date until the Interim Accounts Date;

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“Interim Accounts Date”	means 31 May, 2011;

“Know-How”	means non-patented information resulting from experience and testing, which is (i) confidential, that is to say, not generally known or easily accessible, (ii) material, that is to say, significant and useful for the development and production of a product and (iii) identified, that is to say, described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of confidentiality and materiality;

“Licensee”	means any third party recipient or grantee of an exclusive or semi-exclusive license of rights to the Product, including the right to market and sell the Product, from the Buyer or its Affiliates or a Product Acquirer, including, for avoidance of doubt, any third party acquirer of the exclusive market rights of the Product for one or more local markets (but shall exclude Distributors);

“Material Contracts”	Section 6.10(a);

“Net Debt”	means all long term and short term indebtedness of the Company less all cash and cash equivalents (including cash at hand, bank accounts and marketable short term securities), calculated in the same way as Preliminary Net Debt. The Parties have agreed (i) that short term indebtedness shall include all such debt, except for consultancy fees and short term payables that are owed but not due in accordance with the ordinary and usual course of business and payment terms in accordance with past practice, and (ii) that possible prepayments to Galenica AB pursuant to Sections 9.1 and 9.2 of the Contract Manufacturing Agreement (dated October 11, 2011) shall be treated as cash equivalents for purposes of this definition only. For the avoidance of doubt, all bonuses or fees to be paid due to the closing of this transaction shall be included in the determination of Net Debt;

“Net Sales”	means the net sales (after accounting for sales discounts, sales returns and other commercial sales offsets) of the Product to Customers for the applicable period as reported by (i) Buyer and its Affiliates on a consolidated basis, and by (ii) Permitted Sellers. If the Buyer (or its parent Affiliate) or Permitted Seller is a public reporting company in the United States, then the Net Sales, as described above, shall be as reported for the Product in accordance with US GAAP in such company’s audited annual and unaudited quarterly

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financial statements filed with the Securities and Exchange Commission (“SEC”); provided, however, that if the Buyer (or its parent Affiliate) or a Permitted Seller is not a public reporting company in the United States, then such party shall audit its calculation of the Net Sales (but no more than once annually), as described above, in accordance with the applicable accounting principles and the Buyer shall procure that such report is provided to the Seller;

“Net Sales Period”	means the period from Closing Date up to and including 31 December 2015, during which time the Net Sales are calculated;

“ordinary course of business”	means, with respect to the Company, the ordinary course of business of such entity consistent with past practice;

“Parties”	see recitals above;

“Permitted Seller”	means any Product Acquirer, Licensee or Sublicensee and their respective Affiliates (but shall exclude (i) a Distributor or (ii) any distributor of the Product for such Licensee, Sublicensee or Product Acquirer) having the right to sell the Product;

“Permits”	Section 6.11;

“Person”	means means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organisation;

“Preliminary Fixed Purchase Price”	Section 3.2;

“Preliminary Net Debt”	means as set out in Appendix 3.2;

“Product”	means the drug developed by the Company consisting of the once-daily hydrocortisone tablet for adrenal insufficiency in two dosage strengths 5mg and 20mg under the registered trademark Plenadren, which is in the process of market authorisation within EU;

“Product Acquirer”	means a purchaser of all rights to the Product and related assets from the Buyer or its Affiliates or a previous Product Acquirer;

“Proprietary Know-How”	Section 6.5(c);

“Proprietary Rights”	Section 6.5(a);

“Purchase Price”	Section 3.1;

“Qualifying Claim”	Section 9.3;

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

“Seller’s Account”	means the bank account in the name of the Seller with the following details:

Bank: ****

IBAN: ****

SWIFT/BIC: ****

“Representatives”	means officers, directors, employees, agents, attorneys, accountants, advisors and representatives;

“SEK”	means Swedish kronor;

“Shares”	means the 1,000 shares in the Company, representing 100 percent of all issued and outstanding shares and instruments in the Company and 100 percent of the issued share capital of the Company;

“Sublicensee”	means any third party recipient or grantee of a license of rights to the Product, including the right to market and sell the Product, from a Licensee (but shall exclude any Distributor of a Licensee);

“Taxes”	means all direct and indirect taxes and charges, social security fees, fees, duties and other assessments (including but not limited to any income tax, whether actual or deemed), sales tax, use tax, transfer tax, transaction tax, investment tax, capital tax, real property tax, value added tax, withholding tax, employment tax, asset holding tax or registration tax, preliminary tax under the Swedish Tax Payment Act (Sw. skattebetalningslagen), or the equivalent legislation in any relevant jurisdiction, or any amendments or replacements thereof, and deferred taxes, wherever arising, together with any interest, penalties, residual tax charges or addition to tax;

“USD”	means United States dollar;

“Working Capital”	means the aggregate of accounts receivable (less appropriate reserves for bad debt allowances), inventories and prepaid items less the aggregate of accounts payable (including any accounts payable to Seller or its Affiliates), prepaid income and other short term liabilities not included in the Net Debt definition, as set out in Appendix 3.2. For the avoidance of doubt, any amount included in the determination of Net Debt shall not be included in the determination of Working Capital); and

“Working Capital Adjustment”	amounts to (a) zero (0) SEK if the Final Working Capital is greater than minus five hundred thousand (-500,000) SEK, or (b) the difference between the Final Working Capital and minus five hundred thousand (-500,000) SEK if the Final Working Capital is less than minus five hundred thousand (-500,000) SEK.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

2.	Sale and purchase of Shares

2.1	Upon the terms and subject to the conditions set out in this Agreement, at Closing, the Buyer shall purchase from the Seller, and the Seller shall sell and transfer to the Buyer, the Shares free and clear of any Encumbrances and together with all rights and advantages attached to them.

2.2	The Closing shall take place at the office of Advokatfirman Delphi, Stora Nygatan 64, 211 37 Malmö, Sweden, within ten (10) Business Days after all the conditions to closing set out in Section 5.4a) (i)-(ii) below have been fulfilled, or at such other place or on such other time and/or date as may be mutually agreeable to the Buyer and the Seller. The date of the Closing is herein referred to as the “Closing Date”.

2.3	Both Parties undertake to take all reasonable effort and use all reasonable resources in order to fulfil the conditions precedent in Section 5 without undue delay.

3.	Purchase Price and payment

3.1	The purchase price shall consist of one fixed purchase price of 220 million SEK less an amount equal to the Net Debt and less the Working Capital Adjustment as of the Closing Date as determined by the Closing Balance Sheet (the “Fixed Purchase Price”) and the three possible additional purchase prices, all as set out below (the Fixed Purchase Price and the three possible additional purchase prices are hereinafter jointly referred to as the “Purchase Price”).

Calculation of the Fixed Purchase Price

3.2	The preliminary fixed purchase price amounts to 130,768,000 SEK (the “Preliminary Fixed Purchase Price”), corresponding to 220 million SEK less the Preliminary Net Debt of 89,232,000 SEK as set out in Appendix 3.2.

3.3	The Preliminary Fixed Purchase Price shall be paid in immediately available funds to the Seller’s Account on the Closing Date.

3.4	As soon as reasonably practicable but not later than fifteen (15) Business Days following the month-end occurring on or immediately after the Closing Date, the Buyer shall deliver to the Seller a closing balance sheet of the Company as per the Closing Date (the “Closing Balance Sheet”) reviewed by the Company’s auditors to the same standards as apply to the Accounts and in accordance with the recommendation issued by the Swedish Institute of Authorised Public Accountants together with a calculation of the Fixed Purchase Price. The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles. The Buyer will give the Seller and its professional advisors full access to the books and records of the Company and appropriate personnel so that the Seller can review the Closing Balance Sheet and the Net Debt and Working Capital Adjustment within the time frame set out below.

3.5

If the Seller objects in writing to the Closing Balance Sheet or the calculation of the Fixed Purchase Price and if the Buyer does not agree with the Seller’s objections (it being agreed that the failure of the Buyer to deliver written notice to the Seller of the Buyer’s disagreement with

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the Seller’s objections within fifteen (15) Business Days of receipt of such objections shall be deemed as an acceptance by the Buyer), and such objections are not resolved on a mutually agreeable basis within fifteen (15) Business Days after the Buyer’s receipt thereof, any disagreement between the Parties regarding the Closing Balance Sheet or the Fixed Purchase Price shall be resolved within thirty (30) Business Days thereafter by an unaffiliated international accounting firm.

3.6	The failure of the Seller to deliver a written objection to the Closing Balance Sheet and the Fixed Purchase Price to the Buyer within fifteen (15) Business Days after receipt thereof shall be deemed as a binding acceptance by the Seller of the Closing Balance Sheet and the Fixed Purchase Price as proposed by the Buyer.

3.7	The decision by an unaffiliated international accounting firm shall be final and binding upon the Parties. Each Party shall share equally the fees, costs and expenses of an unaffiliated international accounting firm. If the Parties can’t agree on an unaffiliated international accounting firm within thirty (30) Business Days, each Party has the right to request the Stockholm Chamber of Commerce to appoint such an unaffiliated international accounting firm or an alternative dispute resolution in this respect solely.

3.8	As soon as the Closing Balance Sheet has become final and binding pursuant to Sections 3.4 - 3.7 above, the Preliminary Fixed Purchase Price shall be adjusted on a SEK by SEK basis in accordance with the following:

(a)	if the Net Debt is equal to the Preliminary Net Debt, no adjustment shall be made to the Preliminary Fixed Purchase Price;

(b)	if the Net Debt on the Closing Date is lower than the Preliminary Net Debt, the Preliminary Fixed Purchase Price shall be increased by the amount of such shortfall and such amount shall be paid by the Buyer to the Seller as an increase of the Fixed Purchase Price;

(c)	if the Net Debt on the Closing Date exceeds the Preliminary Net Debt, the Preliminary Fixed Purchase Price shall be reduced by the amount of such excess and such amount shall be paid by the Seller to the Buyer as a reduction of the Fixed Purchase Price; and

(d)	the Working Capital Adjustment.

3.9	Payment of any amounts required for the final adjustment mentioned in Section 3.8 above shall be made by transfer in immediately available funds within five (5) Business Days after the date that the Closing Balance Sheet and Fixed Purchase Price is deemed final and binding between the Parties in accordance with Section 3.4-3.7.

Calculation of Additional Purchase Prices

3.10	Additional Purchase Price 1

The Buyer shall pay an additional purchase price of **** (“APP 1”), conditional upon the **** Payment of the APP1 shall be made to the Seller by transfer in immediately available funds within fifteen (15) Business Days after the date that the Company has received confirmation as stated above.

3.11	Additional Purchase Price 2

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The Buyer shall pay an additional purchase price based on the Net Sales of the Product as set out in this Section 3.11 (“APP2”).

(a)	Payment of APP2 is conditional upon the Company reaching cumulative Net Sales during the Net Sales Period of the amounts set out below;

(i)	the APP2 shall amount to **** in case the cumulative Net Sales during the Net Sales Period amounts to **** or more, but less than ****;

(ii)	the APP2 shall amount to **** in case the cumulative Net Sales during the Net Sales Period amounts to **** or more, but less than ****;

(iii)	the APP2 shall amount to **** in case the cumulative Net Sales during the Net Sales Period amounts to **** or more, but less than ****;

(iv)	the APP2 shall amount to **** in case the cumulative Net Sales during the Net Sales Period amounts to **** or more.

In case the cumulative Net Sales during the Net Sales Period amounts to less than **** no APP2 shall be paid. The Buyer may never be obliged to pay more than one APP2 (although such APP2 shall, if applicable, be paid in increments as the respective cumulative Net Sales intervals set out above are reached during the Net Sales Period) and the amount of the APP2 can never be higher than 700 million SEK.

(b)	Within thirty (30) Business Days from the end of each calendar quarter the Buyer shall send to the Seller a calculation of the cumulative Net Sales between the Closing Date and the end of such calendar quarter. As regards the final calculation of cumulative Net Sales during the Net Sales Period, the Buyer shall send the Seller such calculation before 29 February 2016 and the Seller shall deliver any objection to the Buyer within sixty (60) Business Days after receipt of such calculation. In case the Buyer does not accept the objection of the Seller of the cumulative Net Sales during the Net Sales Period with fifteen (15) Business Days thereafter, Section 3.4 to 3.7 above shall apply mutatis mutandis. The audit rights set out in Section 10.6 shall apply continuously throughout the period from the Closing Date until the final calculation of the cumulative Net Sales during the Net Sales Period has been finally determined according to the above (the “Audit Period”).

(c)	Payment of APP2 shall be made by the Buyer to the Seller as the respective cumulative Net Sales intervals as set out in Section 3.11 (a) above are reached as measured by the cumulative Net Sales for the period from the Closing Date until the end, from time to time, of the most recent calendar quarter as further described in Appendix 3.11 (c).

(d)	In respect of payments of APP2 to be made during the Net Sales Period as set out in 3.11 (c), such payments shall be made by the Buyer to the Seller by transfer in immediately available funds within forty-five (45) Business Days subsequent to the end of the calendar quarter during which the Seller became entitled to receive payment of APP2. In respect of the final payment of APP2, such payment, if any, shall be made by the Buyer to the Seller by transfer in immediately available funds within ten (10) Business Days subsequent to the date the cumulative Net Sales during the Net Sales Period have been finally determined.

3.12	Additional Purchase Price 3

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The Buyer shall pay an additional purchase price to Seller of an amount of **** (“APP3”), conditional upon ****. Payment of the APP3 shall be made to the Seller by transfer in immediately available funds within ten (10) Business Days after the date that the Product has received ****.

4.	Conduct of business until Closing

Between the date of the signing of this Agreement and the Closing Date, the Seller shall procure to conduct the business activities of the Company as a going concern, in the ordinary and usual course of business and consistent with prior practice, undertaking commercially reasonably best efforts to safeguard the overall value of the business and with a view not to jeopardize the completion of the transactions contemplated herein. Without prejudice to the generality of the foregoing, decisions or actions in the below specific matters shall require the prior written consent of the Buyer between the signing of this Agreement and the Closing Date, such consent by the Buyer shall not be unreasonably withheld or delayed:

(a)	Any action that is outside the ordinary course of business and consistent with prior practice;

(b)	Any action between the Company and the Seller or its owners or any Affiliate to such (save for lending from the Seller or provision of consulting services in the ordinary course of business and consistent with prior practice in the Company);

(c)	Any action that constitute an assignment or purchase of any asset material for the business of the Company;

(d)	Any action that would constitute termination, amendment or entering into an agreement material for the business of the Company;

(e)	Any action that would constitute an assignment of title, granting of license or other right to the Proprietary Rights or the Proprietary Know-How (or any portion thereof) or that otherwise would Encumber the Proprietary Rights or the Proprietary Know-How (or any portion thereof);

(f)	Any material communication between the Company and the EMA, EC (or any similar regulatory authority) and before giving any material submission to the EMA, EC (or any similar regulatory authority), or any material change to a manufacturing plan or process;

(g)	Any action that would constitute a misrepresentation or breach of warranty under Section 6.4 (absence of certain events); and

(h)	Any agreement or other commitment, whether in writing or otherwise, to do any of the foregoing.

In addition thereto, the Company shall notify the Buyer of any inspections of any manufacturing facility or clinical trial site.

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5.	Closing Actions

5.1	Closing Actions of the Seller

At the Closing, the Seller shall, in exchange for the actions of the Buyer set forth in Section 5.2 below:

(a)	deliver documentary evidence of the due approval and authorisation by the board of directors of Seller of the sale of the Shares pursuant to this Agreement;

(b)	present two identical sets of DVDs containing the Due Diligence Information and deliver one of them to the Buyer;

(c)	deliver (after the Seller’s bank having confirmed receipt of the Preliminary Fixed Purchase Price payable pursuant to Section 3.2) the shareholder register of the Company to the Seller evidencing that the Shares have been transferred to the Seller;

(d)	deliver powers of attorney enabling the Representatives appointed by the Buyer to sign for and on behalf of the Company, until any new directors and signatories of the Company have been duly registered with the Swedish Companies Registration Office;

(e)	deliver a waiver from Galenica in the form set out in Appendix 5.1(e),

(f)	deliver a duly signed transfer note to the Buyer covering all outstanding conditional shareholders’ contributions made to the Company (amounting to SEK 2,375,281:84);

(g)	deliver evidence that the Swedish pharmaceutical insurance has been transferred from the Seller to the Company; and

(h)	deliver executed agreements by each of the former and current employees and consultants of the Company whereby such person acknowledges and agrees that such person has not previously assigned any rights, title or interests in or to the Intellectual Property Rights and Know-How relating to the Product developed by such person to any third party, prior to, during, or subsequent to such person’s employment or consultancy assignment with the Company.

5.2	Closing Actions of the Buyer

At the Closing, the Buyer shall, in exchange for the actions of the Seller set forth in Section 5.1 above:

(a)	deliver documentary evidence of the due approval and authorisation by the board of directors of Buyer of the purchase of the Shares pursuant to this Agreement;

(b)	deliver documentary evidence confirming that the Preliminary Fixed Purchase Price payable pursuant to Section 3.3 above has been credited to Seller’s Account;

(c)	deliver documentary evidence confirming (i) that the Company’s debt to Seller has been credited to Seller’s Account, (ii) that the Company’s debt to ALMI has been repaid and (iii) that the Company’s accrued liability to Recipharm regarding the compensation component (as defined in the Recipharm Development and Supply Agreement, which is part of the Material Contracts) has been paid; all with the relevant amounts set out in Appendix 3.2;

(d)	deliver to Seller collateral for Buyer’s obligation with respect to APP1, APP 2 and APP3, in the form of Parent Company Guarantee in the form set out in Appendix 5.2(d); and

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(e)	procure (i) that an extra general meeting and a constituent board meeting upon which a new board of directors of the Company is elected and new signatory powers are resolved for the Company, (ii) that the minutes of said meetings are executed as well as the necessary ancillary documentation and (iii) that the necessary documentation is submitted to the Swedish Companies Registration Office (Sw. Bolagsverket) for registration (including by facsimile).

5.3	Closing Minutes

At the Closing, the Parties shall execute closing minutes evidencing the Closing Actions. The closing minutes shall be prepared by the Seller’s legal counsel in cooperation with the Buyer’s legal counsel reasonably before the Closing Date.

5.4	Further Closing Conditions/Long Stop Date

a)	The Closing is further conditional upon that the Company before December 31, 2011 (i) has been granted EC marketing authorization approval for the Product maintaining its orphan status; (ii) has entered into an amendment manufacturing agreement with Recipharm AB and/or its Affiliates to the reasonable satisfaction of the Buyer; and that (iii) the Seller is not in material breach of any of the undertakings in Section 4 above (Conduct of Business until Closing) or the representation or warranties in Section 6 (Representation and warranties of the Seller) at the Closing Date (disregarding all materiality qualifications in such undertakings and representation and warranties).

b)	Unless all the closing conditions set out in 5.4a) (i)-(ii) above have been fulfilled before December 31, 2011, this Agreement shall be null and void except for Sections 11 and 13-16 that shall continue to apply. If the closing condition set out in 5.4a) (iii) above is not fulfilled at the Closing Date, this Agreement shall, unless waived by the Buyer in writing, be null and void except for Sections 11 and 13-16 that shall continue to apply. None of the Parties shall have any claim for compensation against the other party due to non fulfilment of the conditions precedent above, except in the case of fraud or gross negligence.

6.	Representation and warranties of the Seller

Subject to the limitations and exclusions set forth in Sections 8 and 9 below, the Seller represents and warrants that each of the statements set out below in this Section 6 is, unless indicated otherwise, true and correct as at the date of this Agreement and as of the Closing Date.

6.1	Capacity and authority of the Seller

(a)	The Seller is duly incorporated, validly existing under the laws of Sweden and the Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate authorizations for the transactions contemplated in this Agreement have been obtained by the corporate bodies of the Seller.

(b)	This Agreement has been duly executed and delivered by the Seller and constitutes valid and legally binding obligations of the Seller. The execution of this Agreement and the performance by the Seller of its obligations thereunder does not violate, conflict with or result in a breach of the articles of association or other constitutive document by which Seller is governed or subject to.

(c)	No consent of any shareholder, creditor or any other person, or notification to, registration with or the consent or approval of any court of law or administrative body, however, excluding competition authorities, is required in connection with the execution and performance by the obligations of the Seller under the Agreement.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

6.2	The Company and the Shares

(a)	The Company is duly incorporated and validly existing under the laws of Sweden. No order or petition has been made or is, to the Seller’s knowledge, threatened, and no action or resolution has been taken or passed with respect to the Company or its assets (i) for the suspension of payments, (ii) for entering into any composition arrangements with any of its creditors, (iii) for the winding up (Sw. likvidation), bankruptcy, reorganisation, receivership or other similar administration, or (iv) for a liquidator, receiver or similar administrator to be appointed.

(b)	The Shares comprise the whole of the issued share capital of the Company and are legally and validly issued and fully paid up.

(c)	The Shares are fully owned by the Seller who has the right to exercise all voting and other shareholder rights over the Company.

(d)	The Shares are (except as may follow from the articles of association of the Company) free and clear of all Encumbrances and the Buyer will upon Closing acquire good and marketable title to the Shares free and clear from any Encumbrances.

(e)	The Company has not issued or resolved to issue any securities that entitle or may in the future entitle any person to receive or acquire any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company.

(f)	No share certificates have ever been issued in relation to the Shares.

6.3	Accounts, etc.

(a)	The Accounts have been prepared in accordance with the Accounting Principles and provide a true and fair view of the assets, liabilities, financial position and state of affairs of the Company on the Accounts Date and of the profits or losses for the period concerned.

(b)	The Interim Accounts has been prepared in accordance with the Accounting Principles (but have not been audited) and provides a true and fair view of the assets, liabilities, financial position and state of affairs of the Company on the Interim Accounts Date and of the profits or losses for the period concerned.

(c)	The Company has not pledged any assets or has any obligations, commitments or liabilities, liquidated or non-liquidated, contingent or otherwise, whether for Taxes or otherwise, of such a nature that they should be accounted for in the accounts according to the Accounting Principles in excess of what is accounted for in the Annual Accounts or which have arisen within the ordinary course of business during the period after the Accounts Date.

(d)

All debts and liabilities of the Company, which are due prior to Closing, have been or will be duly paid prior to Closing. Provisions have been made in accordance with the Accounting Principles for all other outstanding debts and liabilities (whether long-term or current) which are attributable to the period prior to the Closing but not due as per the

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Closing Date. The Company has no debts or liabilities other than such that are (i) accrued, expressly reserved or otherwise specifically disclosed in the Interim Accounts or (ii) debts and liabilities incurred in the ordinary course of business after the Interim Accounts Date, or (iii) contractual debts and liabilities incurred in the ordinary course of business, which are not required by the Accounting Principles to be reflected on a balance sheet and which are not, in the aggregate, material.

(e)	The Company has not granted any guarantees or provided any other security not reflected in the Accounts.

(f)	All debts of the Company to the Seller or its Affiliates are as set out in Appendix 3.2, except for liabilities relating to consulting services performed by Affiliates of the Seller or owners of the Seller in the ordinary course of business which are not due on the Closing Date according to the payment terms in the agreements.

(g)	All floating charges of the Company will be released upon the repayment of the loan to ALMI pursuant to Section 5.2(c) above.

(h)	All accounts receivable of the Company have arisen in the ordinary course of business and all outstanding claims will be collected at full book value with sixty (60) days from the respective due date. Upon the Seller’s request, the Buyer agrees to transfer any account receivable to the Seller for which compensation has been paid to the Buyer on the basis of this provision.

6.4	Absence of certain events since the Accounts Date

Since the Accounts Date until the date of this Agreement:

(a)	the business of the Company has been conducted in the ordinary course of business;

(b)	the Company has not sold, pledged or otherwise encumbered any material asset, other than in the ordinary course of business;

(c)	the Company has not made any investment or incurred any additional borrowings or any other indebtedness, other than in the ordinary course of business;

(d)	the Company has not entered into any guarantee, indemnity or other arrangement to secure any obligations of a third party;

(e)	the Company has not assumed or acquired any material liability, other than in the ordinary course of business;

(f)	the Company has not been in breach of any agreement or received information that any counterparty is in breach of any agreement;

(g)	all payments, receipts and invoices of the Company have been fully and accurately recorded in the books of the Company;

(h)	no dividends or other distributions or value transfers from the Company has been declared, paid or made by or to the Seller or any other party.

6.5	Intellectual Property Rights

(a)	Appendix 6.5(a) contains a complete and accurate list of all registered Intellectual Property Rights owned by the Company and all applications for the registration of other Intellectual Proprietary Rights filed by the Company (the “Proprietary Rights”).

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(b)	The Company is the legal and beneficial owner of all the Proprietary Rights and, unless indicated otherwise, in each case free and clear of any Encumbrances save as set out in Appendix 6.5(a). All registrations for the owned Proprietary Rights are valid and in full force and effect, and all relevant renewal fees have been paid on their respective due dates.

(c)	The Company is the legal and beneficial owner of all Know-How generated as a result of the development of the Product and the Proprietary Rights, including, but not limited to, the documentation specified or referred to in Appendix 6.5(c) (the “Proprietary Know-How”) and, unless indicated otherwise therein, in each case free and clear of any Encumbrances. The Company is the legal and beneficial owner of all formulations related to the Product developed by Galencia AB.

(d)	The Seller has no right, title or interest left in, to or under the Product, including, but not limited to the Proprietary Rights and the Proprietary Know-How after its sale, transfer and assignment to the Company under the asset transfer agreement disclosed in the Due Diligence Information of the “Business” (as defined in said asset transfer agreement).

(e)	No license or other right has been granted by the Company to any third party with respect to the owned Proprietary Rights or the Proprietary Know-How, except for the right to use or manufacture under the same pursuant to the supply agreement(s) disclosed in the Due Diligence Information, and the use of the owned Proprietary Rights and the Proprietary Know-How is not dependant on any license of third party Intellectual Property Rights. All of the owned Proprietary Rights and the Proprietary Know-How will be included, unaffected, in the transfer of the Shares to the Buyer under the terms of this Agreement.

(f)	No obligation exists for the Company to pay royalties or any other remuneration to any third party with respect to the Company’s use or commercialisation of the Proprietary Rights or the Proprietary Know-How, except, for avoidance of doubt, for the Purchase Price payable to the Seller under this Agreement and as may follow from the supply agreement(s) disclosed in the Due Diligence Information.

(g)	The Company has not received any written notice of invalidity, infringement, or misappropriation from any third party with respect to any Intellectual Property Rights of the Company or of any third party. To the Seller’s knowledge, the Company has not, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of any third parties and no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Proprietary Rights of the Company.

(h)

Each former and current employee and consultant of the Company engaged in development work with respect to the Product and the resulting Proprietary Rights and Proprietary Know-How has or will have as of Closing Date executed an agreement or other intellectual property assignment document that assigns (or have assigned), to the extent permitted by applicable law, all rights, title and interests in or to the Intellectual Property Rights and Know-How developed in the course of his/her duties under the employment or consultancy assignment to the Company or the Seller, if such Intellectual Property Rights was developed prior to the Seller’s assignment to the “Business” (as

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

referred to in Section (d) above) to the Company. There are no outstanding or potential claims against the Company for compensation or ownership in respect of any rights, title or interest in, to or under any such owned Proprietary Rights or Proprietary Know-How from any former or current employee or consultant.

(i)	The Company owns or licences all the Intellectual Property Rights and Know-How necessary in order to fully carry on the business of the Company as currently conducted and to the Seller’s knowledge no further licences or consents or payments is required in order to carry on the business as it has been conducted prior to this Agreement.

6.6	Tangible assets

(a)	The Company is the owner of the tangible assets that are reflected in the Accounts, plus any tangible assets acquired and less any tangible assets disposed of since the Accounts Date, and have good and marketable title to all such tangible assets free and clear from any Encumbrance.

(b)	The Company owns or leases all tangible assets necessary for it to carry on the business as presently conducted and such tangible assets are in all material aspects fit for its purpose and, where applicable, in good operating condition, ordinary wear and tear excepted. All of the aforementioned tangible assets (whether owned or leased) will be included (i.e. remain with the Company) in the transfer of the Company to the Buyer under the terms of this Agreement, save as set out in Appendix 6.6(b).

6.7	Real properties and leased premises

(a)	The Company does not own, or have owned, any real property.

(b)	Copies of all leases of real property and other premises to which the Company is a party is enclosed as Appendix 6.7(b), and all the complete and current provisions of each such agreement are provided for by the wording of the relevant contract.

(c)	All premises, save for the premises set out in Appendix 6.7(c), are being leased by the Company under valid and enforceable leases, subject only to such Encumbrances which may follow from the respective lease agreements and applicable laws and regulations. The Company is not in default under any such lease.

(d)	The Company has not given or received any notice prematurely terminating any of the contracts in respect of its leased premises, and the Company has not received any notice asserting that it is in breach of any such leases.

6.8	Employees and consultants

(a)	The Company has no other persons employed or engaged as consultants than the employees and consultants set out in Appendix 6.8. Appendix 6.8 includes all details of the positions, salaries, benefits, pensions and any and all other type of remuneration or incentives and is complete and accurate in all respects.

(b)	There are no material formal or informal employment/consultant related controversies, cases, grievances, claims, charges or proceedings pending or, to the Seller’s knowledge, threatened including claims of unfair labour practices, discrimination or failure to pay wages.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(c)	The Company is not a party to or bound by any collective bargaining agreement or any other contract or agreement with any labour organization.

(d)	The Company is in compliance with all laws relating to the employment of labour, including all such laws relating to wages, hours, discrimination, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and other Taxes.

(e)	There are no compensation plans, bonus plans, profit-sharing plans, employee pension or retirement plans, severance pay or similar termination indemnities, group life insurance plans or other plans or liabilities (except for statutory plans or arrangements) other than as set forth in Appendix 6.8 above.

6.9	Insurances

(a)	The Company maintains insurance policies against fire, theft, loss, product and general liability and other forms of insurance with reputable insurers set out in Appendix 6.9(a). Valid policies for such insurance coverage are now, and will, up to and including Closing Date, be duly in force.

(b)	No claims have been made, no claim is outstanding and, to the Seller’s knowledge and except as set out in Appendix 6.9(b) and, no fact or circumstance exists which may give rise to a claim under any of the Company’s insurance policies.

6.10	Material Contracts

(a)	All material contracts of the Company are listed in Appendix 6.10 (the “Material Contracts”) and are in full force and effect in accordance with their respective terms, unless otherwise specifically indicated in the appendix.

(b)	The Company has not received or given notice for pre-mature termination of any Material Contracts. To the Seller’s knowledge, no Material Contracts will be terminated because of the fact of the transaction contemplated by this Agreement.

(c)	The Company is not in default under any provision of any Material Contracts, and no event has occurred prior to the Closing Date which would constitute such default. To the Seller’s knowledge, no counterparties are in default under any provision of any Material Contracts, and no event has, to the Seller’s knowledge, occurred which would constitute such a default.

(d)	The Company is not bound by any material contractual obligations or liabilities other than as follows from the Material Contracts.

(e)	All contracts of the Company are concluded on arm’s length terms and entered into in the ordinary course of business.

(f)	The Company has not sold any business, shares, real property or assets where there are outstanding obligations or warranty undertakings (express or implied) on the party of the Company, that are not in the ordinary course of business.

6.11	Compliance with laws and regulations

(a)	The Company has at all times conducted its business and operations in compliance with applicable laws and regulations.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(b)	Appendix 6.11 contains a complete listing of all material regulatory licenses, consents and permits and authorizations possessed by the Company or used in the conduct of its business at the date of this Agreement (the “Permits”). Together with the documents to be provided by the Seller under Section 5.4 (the “Additional Permits”), the Company will on the Closing Date possess directly or indirectly such Permits and Additional Permits by virtue of which the Company can conduct its business as presently conducted and to market the Product in accordance with the marketing authorisations anticipated to be granted.

(c)	The Company has fulfilled all requirements to maintain the Permits. No loss or expiration of any Permits is pending or, to the Sellers’ knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby), other than expiration in accordance with the terms thereof. The Company has not received any written notice of any alleged violation of any Permit.

(d)	The Company has fulfilled all requirements to maintain the orphan drug designations of the Product.

(e)	The Company will not receive any claims for compensation or repayment due to the change of ownership of the Company or due to the change of status of the Company no longer being a SME company.

(f)	Neither the Company, any of its subsidiaries, nor the Seller (nor any director, officer, agent, employee consultant of or other Person associated with or acting on behalf of the Company, any of its subsidiaries or the Seller) has made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any government or regulatory official (domestic or foreign), employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any law in any jurisdiction to which such Person is subject. For the purposes of this Section 6.11(f), the acts specified include, but are not limited to, (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political or regulatory activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any government representative or regulator (domestic or foreign) and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of the Company, any of its subsidiaries or the Seller or otherwise on behalf of the Company, any of its subsidiaries or the Seller. The operations of the Company, its subsidiaries and the Seller are and have been conducted at all times in material compliance with all applicable financial record keeping and reporting requirements and the applicable anti-money laundering statutes of jurisdictions where each of the Company, its subsidiaries and the Seller conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, its subsidiaries or the Seller with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

6.12	Litigation

(a)	There are no suits, administrative, arbitration or other proceedings (including, but not limited to, Tax proceedings) pending or, and to the Seller’s knowledge, threatened against the Company, and there are no such suits or proceedings pending or threatened by the Company against any other person, nor are there, to the Seller’s knowledge, any circumstances which may result in such suits, administrative, arbitration or other proceedings.

(b)	The Company has not during the last three years been involved in any disputes or proceedings and there have been no product liability claims raised against the Company.

6.13	Taxes

(a)	The Company has properly filed with the appropriate tax authorities all tax returns relating to Taxes and reports required to be filed for all tax periods ending prior to the Closing Date and such filings are true, correct and complete.

(b)	All Taxes that have become due have been fully paid or fully provided for in the Accounts and the Company will not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due or fully provided for in accordance with the Accounting Principles. The Company will not be levied, charged or otherwise obliged to pay any Taxes based on or related to any fact or circumstance existing or relating to any time prior to the Closing Date not reserved for as aforementioned.

(c)	There are no tax audits, disputes or litigation currently pending with respect to the Company and there is no basis for assessment of any deficiency in any Taxes against any of the Group Companies which have not been provided for or which have not been paid.

6.14	Relationship with the Seller

Except as disclosed in Appendix 6.14:

(a)	there are no agreements between the Company, on the one hand, and the Seller or any shareholder in the Seller or any director, employee or family associate of any of the foregoing, on the other hand;

(b)	there is no indebtedness nor any indemnity, guarantee or security arrangement between the Company, on the one hand, and the Seller or any shareholder in the Seller or any director, employee or family associate of any of the foregoing, on the other hand;

(c)	none of the Seller or any shareholder in the Seller or any director, employee or family associate of any of the foregoing has any claim for compensation or other claim whatsoever against the Company.

6.15	Information

(a)	To the Seller’s knowledge, the Due Diligence Information were when disclosed and remains, in all material aspects, true and correct and not misleading and the Due Diligence Information contain all relevant information of importance regarding the Company and its business activities. For the sake of clarity, any information related to forward-looking statements, budgets or projections as to any future development included in the Due Diligence Information is not to be considered under this warranty.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(b)	To the Seller’s knowledge, it has not omitted to disclose, nor omitted to procure the disclosure of, any agreement, arrangement, commitment or other fact or circumstance of material nature to the operations or business or financial status of the Company known to the Seller.

6.16	Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement with respect to the Company.

7.	Representations and warranties of the Buyer

Subject to the limitations and exclusions set forth in Sections 8 and 9 below, the Buyer represents and warrants that each of the statements set out below in this Section 7 is, unless indicated otherwise, true and correct as at the date of this Agreement and as of the Closing Date.

7.1	Capacity and authority

The Buyer is duly incorporated, validly existing under the laws of Sweden and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate authorizations for the transactions contemplated in this Agreement have been obtained by the corporate bodies of the Buyer.

7.2	Binding obligation, no breach

This Agreement has been duly executed and delivered by the Buyer and constitutes valid and legally binding obligations of the Buyer. The execution of this Agreement and the performance by the Buyer of its obligations thereunder does not violate, conflict with or result in a breach of the articles of incorporation or other constitutive document by which Seller is governed or subject to.

7.3	No consent or approval

No consent of any shareholder, creditor or any other person, or notification to, registration with or the consent or approval of any court of law or administrative body, including, but not limited to, any competent competition authority, is required in connection with the execution and performance by the Buyer of the Agreement.

8.	Representations and warranties exclusive, etc.

8.1	The representations and warranties of the Seller are the sole and exclusive representations and warranties made by the Seller and relied upon by the Buyer in respect to the subject matter of this Agreement and no other representations and warranties are made by the Seller or relied upon by the Buyer, whether express or implied, other than those explicitly made in Section 6. In particular, and without limiting the foregoing, nothing in this Agreement or the Data Room Information shall be understood or construed to express or imply any representation or warranty in respect of any budgets, business plans, forward looking statements or any other projections of any nature in respect to the Company or its business.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

8.2	To the extent any of the representations and warranties are made “to the knowledge” of the Seller, such term (as well as any similar term) shall include all facts and circumstances which are known to any of Maria Forss, Greg Batcheller, Jacob Kaluski and Jörgen Johnsson, including such knowledge as a diligent person in their positions should reasonably have taking into account their normal tasks and responsibilities and after due and careful inquiry.

8.3	The representations and warranties of the Buyer are the sole and exclusive representations and warranties made by the Buyer and relied upon by the Seller in respect to the subject matter of this Agreement and no other representations and warranties are made by the Buyer or relied upon by the Seller, whether express or implied, other than those explicitly made in Section 7.

9.	Remedies, limitations and exclusions

9.1	Exclusive remedies

Following the Closing, any and all claims arising out of any misrepresentation or breach of warranty of the Seller or the Buyer contained in this Agreement shall exclusively be based on this Section 9. Any other remedies for misrepresentation or breach of warranty under applicable law, including remedies under the theory of culpa in contrahendo and the right to rescission, are hereby excluded.

9.2	Right to cure and liability

In the event of any misrepresentation or breach of warranty of either Party contained in Section 6 or 7 of this Agreement that has been notified in accordance with Section 9.7:

(a)	the breaching Party Seller has the right, within a period of thirty (30) Business Days after receipt of the other Party’s notice, to put such Party or the Company (as applicable), at the breaching Party’s sole expense, in a position which would have existed if the alleged misrepresentation or breach of warranty would not have occurred, to the extent such breach is curable (it being understood that exercising such a right to cure shall not be deemed an admission of liability by the breaching Party); but

(b)	failing such remedy as set forth in paragraph (a) above within the prescribed time, the breaching party shall - subject to the limitations and exclusions set forth in Sections 9.3 through 9.5 and 9.7 through 9.8 - indemnify the other Party in respect of any actual damage incurred or suffered by such Party that is adequately caused by such misrepresentation or breach of warranty, and economically put such Party in a position it would have been in if no misrepresentation or breach of warranty had occurred; provided, however, that the Seller shall not be liable for any consequential damages, lost profits or internal costs and/or expenses incurred by the Buyer directly or indirectly.

9.3	De-minimis and deductible

Other than as set forth below, either Party shall only be liable:

(a)	for a misrepresentation and breach of warranty by it which, individually, exceed **** each (a “Qualifying Claim”);

(b)	for misrepresentations and breaches of warranties by it if all Qualifying Claims, in the aggregate, exceed **** (the “Deductible”) and then only to the extent the total of such claims exceeds the Deductible.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Notwithstanding the foregoing and disregarding any limitations set forth in Section 9.3(a) and 9.3(b) set forth above, with respect to (a) a misrepresentation or breach of warranty set forth in Section 6.8 or (b) any liability arising from the undocumented or oral agreements as set forth and described on Appendix 6.8, the Seller shall only be liable to the extent such damages exceed **** and then only to the extent the total of such claims exceeds ****.

9.4	Cap on Liability

Notwithstanding anything in this Agreement to the contrary, the Seller’s liability under this Section 9 shall not exceed **** payable at Closing plus the amount actually earned as APP1 pursuant to Section 3.9, except with respect to the fundamental representations and warranties set out in Sections 6.1 (Capacity and authority of the Seller), 6.2 (The Company and the Shares) and 6.13 (Taxes) (the “Fundamental Warranties”), where the Seller’s liability shall not be limited.

9.5	Limitations and exclusions

The Seller’s liability shall be excluded:

(a)	if and to the extent the facts or circumstances giving rise to the damage have been fairly disclosed to the Buyer in the Data Room Information (which shall be considered to be known by the Buyer) or in this Agreement and/or in any appendix hereto, or otherwise were known by the Buyer on or before the date hereof, however this limitation shall not apply to warranties related to Taxes.

(b)	if and to the extent that the Buyer (directly or indirectly) has recovered such damages under any title whatsoever from a third party (including, but not limited to, recovery under any insurance policy) or if non-recovery is the result of the Buyer’s failure to exercise reasonable commercial efforts to obtain recovery;

(c)	if and to the extent the damage could have been avoided by the Buyer (directly or indirectly) had it complied with its legal obligation under applicable law to mitigate damages;

(d)	if and to the extent such damage results from any (i) newly issued or amended and/or otherwise modified legislation or change of an established practice (excluding, however, tax legislation and established practice of tax authorities) as of the Closing Date, or (ii) any intentional or negligent act or omission by the Buyer after the Closing Date which caused or increased the damage;

(e)	if and to the extent that, as a result of a claim for misrepresentation or breach of warranty, any tax payable by the Buyer or the Company is reduced.

9.6	Fraud

Nothing in this agreement shall exclude or restrict liability of a Party or available remedies in case of fraudulent misrepresentation or fraudulent concealment or otherwise any intentional or grossly negligent act or omission of such Party.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

9.7	Term of representations and warranties and notice of claims

The representations and warranties of the Parties contained in Sections 6 and 7 above shall be valid until twelve (12) months after the Closing Date. Notice of claims shall be given until such date at the latest, however, in any case no later than forty-five (45) Business Days after the date on which the notifying Party has obtained reasonably detailed knowledge of the relevant facts for such claims. After expiration of the term of the representations and warranties, any claims that have not been notified in accordance with this Section 9.7 shall lapse and be forfeited. Any claims that have been properly notified and are not settled by the Parties in writing within nine (9) months after the date of notification thereof shall lapse and be forfeited, unless the claiming Party has, before the expiration of such period, initiated proceedings in accordance with Section 16 below. The notice of claims shall describe in reasonable detail the relevant facts and the alleged breach and damage suffered by the relevant Party as a consequence thereof.

Notwithstanding the foregoing, the term for the representations and warranties related to Taxes where the basis of such claim is initiated by the relevant tax authority and the Fundamental Warranties shall remain open until all assessments relating to events prior to Closing Date are legally barred from being reviewed, or, if later with respect to Taxes, thirty (30) Business Days after the Taxes have been finally determined by the relevant tax authority or relevant court.

9.8	Third party claims

If any claim is made by a third party (including governmental authorities) against the Buyer or the Company that, if sustained, would give rise to indemnification according to this Agreement, the Buyer shall promptly (and in any event within twenty (20) Business Days) notify the Seller of the claim. The Buyer shall, or shall cause the Company to, oppose such third party claim and the Seller shall use its reasonable best efforts to assist in the defence of the claim. The Buyer shall not accept or settle such third party claim without the prior written consent of the Seller, which consent shall not unreasonably be withheld or delayed.

Subject to the Seller unconditionally accepting its liability for indemnifying the Buyer against a third party claim, the Buyer shall, or shall cause the Company to, grant to the Seller the right to assume the defence of any such matter involving the asserted liability. If the Seller intends to assume the defence or to settle the claim, it shall promptly after having been fully informed and documented notify the Buyer of its intention to do so. The Seller shall procure that no such claim is settled without the prior written consent of the Buyer which consent shall not unreasonably be withheld or delayed. The Buyer shall, against adequate compensation, cooperate with the Seller or its counsel in the defence against any such asserted liability and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Seller with any books, records or information reasonably requested by the Seller or its counsel.

The Buyer may at any time settle or, in the case the defence was assumed according to preceding paragraph, direct the Seller to settle any asserted liability, provided that the Buyer at the same time waives any right for indemnification.

10.	Post Closing obligations

10.1	Discharge of directors’ liability

The Buyer shall procure the discharge of all resigning directors of the board of directors of the Company in office prior to Closing from their personal liability for the period up to and including the Closing Date at the relevant annual general meeting in the Company, provided, however, that the auditor recommend discharge.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

10.2	Document retention and access

The Buyer shall procure the retention, for a period of ten (10) years from Closing, of the books, records and documents of the Company to the extent they relate to the period prior to the date of Closing. Upon prior written notice, the Seller shall be granted reasonable access to the directors, officers, personnel, advisers, books and records and other information of the Company and provide copies of such information to the Seller as it may reasonably request in connection with:

(a)	the preparation of any returns, reports, filings or submissions or investigation with respect to any judicial, administrative, regulatory, tax, audit or arbitration proceeding or matter in so far as such access is relevant to them or otherwise to comply with any relevant law or regulation; or

(b)	the investigation of the facts relating to any claims raised against the Seller under this Agreement.

10.3	Obligation of the Seller to Change Name

The Seller undertakes to immediately subsequent to Closing change the company name of the Seller to a name not including the word “Duocort” or any name reasonably considered similar or related to word “Duocort”.

10.4	Non-compete and non-solicitation

The Seller undertakes for a period of two (2) years from the Closing Date, not to, directly or indirectly, without the written consent of the Buyer:

(a)	have any active interest in, own any assets or shares in, or to carry out any other activities which compete with the business of the Company; or

(b)	solicit the services of or endeavour to entice away any employee of the Company, nor to employ any such person during such period of time, except for employments that may follow from applications due to general advertisement.

10.5	Obligation of Buyer

The Buyer shall subsequent to Closing use its Reasonable Commercial Efforts (as defined below) to bring the Product to market in the EU through a program for commercialization of the Products in the EU. Reasonable Commercial Efforts shall mean efforts and resources commercially and commonly used in the research-based biotechnology / pharmaceutical industry for a product at a similar stage in its product life having similar market potential, taking into account efficacy, the competitiveness of alternative products in the marketplace, patent and other proprietary positions of products, the profitability of the Product and alternative products and other relevant factors and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product. The Buyer furthermore undertakes to transfer this obligation of any third party purchaser of the Company and/or the Product.

10.6	Audit right

Any accountant or accountant firm appointed by the Seller shall be entitled to make reasonable inspections of the Buyer’s and its Affiliates’ bookkeeping/accounting and other business records and premises, for the purpose of verifying the Net Sales reported pursuant to Section 3.11(b), no more than once annually. If and when the Seller wishes to exercise its audit rights it shall

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

send an audit request to the Buyer and/or the relevant Affiliates at least 20 days in advance of such audit. The relevant bookkeeping/accounting and other relevant business records shall be made available for audit during normal business hours during time period requested throughout the Audit Period; provided, however, with respect to Licensees and Permitted Sellers, the Buyer shall only be obligated to use its commercially reasonable efforts to make such records available by such Licensees or Permitted Sellers pursuant to Buyer’s contract with any such party. The appointed accountant or accountant firm shall be entitled to make copies of relevant bookkeeping/accounting material and other relevant business records.

If the result of an audit verifies that the actual Net Sales (as finally determined pursuant to Section 3.11(b)) is in excess of the reported Net Sales with more than ten (10) percent, the Buyer shall – in addition to other remedies available under the Agreement – compensate the Seller for all costs of such audit.

The Seller and its consultants shall keep all information obtained through an audit confidential.

11.	Announcements and confidentiality

11.1	The Parties shall consult each other before issuing any press release or otherwise making any public statement with respect to this Agreement and neither Party shall issue any such press release or make any such public statement prior to such consultation and without the other Party’s prior written approval, provided that each Party shall have the right to make any such disclosures as are required by applicable stock exchange laws or regulations.

11.2	The Parties agree to keep the contents of this Agreement confidential, provided, however, that the Parties may inform its affiliates and its and their financing banks and other lenders.

11.3	All documents and information disclosed in connection with this Agreement, including the Due Diligence Information, are confidential and may not be made available or disclosed to third parties and their content may not be used for any other purpose other than the performance of this Agreement, even in case this Agreement should not enter into full force and effect, be terminated or will at a later point in time be regarded as null and void.

11.4	The Seller will after Closing keep any confidential business information relating to the Company confidential.

11.5	These confidentiality obligations are not applicable if a Party (a), except for the obligation in Section 11.4, was in possession of such information prior to or independent from the transactions contemplated hereunder or (b) is required by law or applicable stock exchange regulations to disclose certain information.

12.	Covenants

12.1

The Seller shall not directly or indirectly, and shall not authorize or permit the Company or any Representative of the Company directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding the Company to any person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 12 by the Company.

12.2	The Seller shall promptly inform the Buyer orally or in writing of the occurrence of any Acquisition Proposal or modification thereof (including, to the extent permitted, the identity of the person making or submitting such Acquisition Proposal) that is made or submitted by any person prior to Closing.

12.3	The Seller and the Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal.

12.4	The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the reasonable request of the Buyer. The Company also will promptly request each person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such person by or on behalf of the Company, provided and to the extent such request is permitted under the relevant confidentiality agreement.

12.5	Each of the Parties shall deliver such documentation, sign such supplementary declarations and certificates, and take such other actions and do such other things as may be reasonable or necessary for the proper and orderly consummation of this Agreement in accordance with its provisions. In particular but without prejudice to the generality of the foregoing, the above covenant includes the Seller’s full cooperation in the event it becomes necessary or desirable, at the Buyer’s sole discretion, to further formalise or take any action with respect to performing or demonstrating the assignment of the Business (as referred to in Section 6.5(d) above) to the Company.

12.6	In case of the Seller’s breach of any of Section 12.1 and 12.3, the Seller shall immediately and without any set-off pay a break-up fee of **** to the Buyer plus any and all expenses of the Buyer due to such breach, provided, however, that the transaction contemplated by this Agreement (i) does not take place or (ii) is materially affected by such breach which results in a delay in Closing, increased purchase price or increased costs to the Buyer, it being understood that merely the occurrence of any of these effects is not to be construed as evidence of materiality. This break-up fee does not limit the Buyer to claim further damage from the Seller in case the actual damage exceed the amount of the break-up fee.

13.	Notices

13.1	Any notice in connection with this Agreement shall be in writing in the Swedish or English language; delivered by hand, fax, email, registered post or by courier using an internationally recognised courier company.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

13.2	A notice to the Seller shall be sent to such party at the following address, or such other person or address as the Seller may notify to the Buyer from time to time:

DuoCort AB

Jacob Kaluski

Kullagatan 8

SE-252 20 Helsingborg

Fax: +46 42 38 74 01

Email: jacob.kaluski@danaka.se

with a copy to (which shall not constitute notice):

Anders Jemail

Advokatfirman Delphi

Stora Nygatan 64

SE-211 37 Malmö

Fax: +46 (0)40 660 79 09

Email: anders.jemail@delphi.se

13.3	A notice to the Buyer shall be sent to such party at the following address, or such other person or address as the Buyer may notify to the Seller from time to time:

ViroPharma Incorporated

J. Peter Wolf, General Counsel

730 Stockton Drive Exton,

Pennsylvania 19341

Fax: (610) 458-7380

Email: peter.wolf@viropharma.com

with copies to (which shall not constitute notice):

Advokat Anders Malmström

Advokatfirman DLA Nordic KB

Box 7315

103 90 Stockholm

Fax: +46 8 701 78 99

Email: anders.malmstrom@dlanordic.se

DLA Piper LLP (US)

Andrew P. Gilbert

300 Campus Drive, Suite 100

Florham Park, New Jersey 07932-1039

Fax: 973-520-2573

Email: andrew.gilbert@dlapiper.com

13.4	A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery if delivered by hand, registered post or courier; (ii) at the time of transmission in legible form together with receipt of successful transmission if delivered by fax or email.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

14.	Costs

Each of the Parties shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement, including the fees of financial and legal advisors and no such costs or expenses shall be charged to or paid by the Company.

15.	Miscellaneous

15.1	Only those amendments and additions to this Agreement that are made in writing and signed by duly authorised representatives of the Parties are valid.

15.2	This Agreement and its appendices constitute the entire agreement between the Parties on all issues to which this Agreement relates. The contents of this Agreement and its appendices supersede all previous written or oral commitments and undertakings.

15.3	Except as explicitly stated in this Agreement, neither Party may without the prior written consent of the other Party, assign, grant any security interest over or otherwise transfer the benefit of the whole or any part of this Agreement; provided, however, that the foregoing shall not apply in the event of a change of control of Buyer or its direct or indirect parent entity, provided that the obligations to the Seller set forth in this Agreement remain obligations of such successor entity. Notwithstanding anything herein to the contrary, the Buyer shall have the right to transfer this Agreement to its Affiliates without obtaining the other Party’s prior written consent.

15.4	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected. If any illegal, invalid or unenforceable provision would be legal, valid and enforceable if some part of it were deleted or modified, the provision shall apply with whatever deletion or modification is necessary to give effect to the commercial intention of the Parties.

16.	Disputes and Governing law

16.1	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be solved by mediation in accordance with the Rules of the Mediation Institute of the Stockholm Chamber of Commerce.

16.2	Where the dispute cannot be settled by mediation, it shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Rules for Expedited Arbitrations shall apply where the amount in dispute does not exceed SEK 1,000,000. Where the amount in dispute exceeds SEK 1,000,000 the Arbitration Rules shall apply. The Arbitral Tribunal shall be composed of a sole arbitrator where the amount in dispute exceeds SEK 1,000,000 but not SEK 10,000,000. Where the amount in dispute exceeds SEK 10,000,000, the Arbitral Tribunal shall be composed of three arbitrators. The amount in dispute includes the claims made in the Request for Arbitration and any counterclaims made in the Answer to the Request for Arbitration

16.3	The place of arbitration shall be Malmö, Sweden, and the language to be used in the arbitral proceedings shall be English.

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

16.4	This Agreement shall be governed by and interpreted in accordance with the substantive law of Sweden, without reference to the choice and conflicts of law provisions thereof.

16.5	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

16.6	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

* * * * *

[Signature page appears on the following page]

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK ****, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

This Agreement has been executed in two (2) original copies of which the Parties have taken one each.

26 October 2011

DuoCort AB	Goldcup 6975 AB

/s/ Mats Thoren	/s/ Thierry Darcis
Signature	Signature

Mats Thoren	T Darcis
Clarification of name	Clarification of name

Director	Director
Title	Title

/s/ Jacob Kaluski	/s/ S. Volk
Signature	Signature

Jacob Kaluski	S. Volk
Clarification of name	Clarification of name

Chairman	Director
Title	Title

**Signature Page**